Exhibit 99.1

R.E.R. Enterprises, Inc. DBA Feeney Wireless

Consolidated Financial Statements
December 31, 2014

Independent Auditor’s Report

To the Shareholders of
R.E.R. Enterprises, Inc. DBA Feeney Wireless
Eugene, Oregon

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of R.E.R. Enterprises, Inc. DBA Feeney Wireless, which comprise the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of income, changes in retained earnings, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R.E.R. Enterprises, Inc. DBA Feeney Wireless as of December 31, 2014, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Irvine, California
June 3, 2015

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Consolidated Balance Sheet
December 31, 2014

Assets
Current Assets
Cash and cash equivalents	$22,198
Accounts receivable, net	4,458,242
Inventory, net	3,153,206
Prepaid expenses	453,306
Total current assets	8,086,952
Property and Equipment, net	534,435
Other Assets
Intangible assets, net	86,609
Security deposits	20,558
Total assets	$8,728,554
Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$158,442
Accounts payable	4,268,273
Accrued liabilities	731,541
Customer deposits	507,000
Deferred revenue	323,495
Due to shareholders	50,612
Other current liabilities	155,337
Current portion of long-term debt	33,333
Current portion of long-term capital lease	168,515
Total current liabilities	6,396,548
Deferred Revenue, less current portion	78,889
Long-Term Capital Lease, less current portion	245,833
Total liabilities	6,721,270

Commitments and Contingencies

Stockholders’ Equity
Capital stock, no par value; 750 shares authorized; 750 shares issued and outstanding	10,100
Retained earnings	1,997,184
Total stockholders’ equity	2,007,284
Total liabilities and stockholders’ equity	$8,728,554
See Notes to Consolidated Financial Statements.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Consolidated Statement of Income
Year Ended December 31, 2014

Revenue	$21,752,647
Cost of revenue	13,495,060
Gross profit	8,257,587
Operating costs and expenses:
Research and development	1,466,772
Sales and marketing	3,420,385
General and administrative	3,349,464
Total operating costs and expenses	8,236,621
Operating income	20,966
Other income (expense):
Other income, net	13,560
Gain on disposal of assets	15,988
Interest income	99
Interest expense	(17,235)
Net income	$33,378

See Notes to Consolidated Financial Statements.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Consolidated Statement of Changes in Retained Earnings
Year Ended December 31, 2014

Retained earnings, beginning of year	$2,370,075
Net income	33,378
Distributions to shareholders declared in 2014	(406,269)
Retained earnings, end of year	$1,997,184

See Notes to Consolidated Financial Statements.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Consolidated Statement of Cash Flows
Year Ended December 31, 2014

Cash Flows From Operating Activities
Net income	$33,378
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	199,352
Gain on disposal of property and equipment	(15,988)
Provisions for accounts receivable	(4,296)
Provisions for inventory	60,032
Increase (decrease) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(1,075,321)
Inventory	(2,046,839)
Prepaid expenses	(221,434)
Security deposits	4,857
Accounts payable	2,782,543
Accrued liabilities	(123,670)
Customer deposits	201,503
Deferred revenue	25,049
Other current liabilities	(19,102)
Net cash used in operating activities	(199,936)
Cash Flows From Investing Activities
Purchases of property and equipment	(95,989)
Proceeds from disposition of property and equipment	15,988
Cash paid for patent licensing costs	(12,414)
Net cash used in investing activities	(92,415)
Cash Flows From Financing Activities
Net proceeds from line of credit	158,442
Repayments on long-term debt	(100,000)
Repayments on capital lease borrowings	(52,734)
Distributions to shareholders declared and paid in 2014	(355,657)
Distributions to shareholders declared in 2013 and paid in 2014	(42,215)
Net cash used in financing activities	(392,164)
Net decrease in cash and cash equivalents	(684,515)
Cash and Cash Equivalents, beginning of year	706,713
Cash and Cash Equivalents, end of year	$22,198
Supplemental disclosures of cash flow information
Cash paid for:
Interest on debt	$17,235
Schedule of Noncash Investing and Financing Activities
Distributions to shareholders declared but not paid	$50,612
Equipment acquired through capital leases	$329,824
Prepaid licenses acquired through capital leases	$91,962
See Notes to Consolidated Financial Statements.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 1.     Nature of Operations and Summary of Accounting Policies

Nature of operations: R.E.R. Enterprises, Inc. (“RER”), a small business corporation (“S corporation”), was incorporated on September 25, 2000 under the laws of the state of Oregon. RER is the holding company of Feeney Wireless, LLC, a wholly owned subsidiary.

Feeney Wireless, LLC is a single member limited liability company that was formed on March 16, 2007 pursuant to the laws of the state of Oregon. Feeney Wireless, LLC is the parent company of Fifty B, LLC and Feeney Wireless IC-DISC, Inc. Fifty B, LLC is a single member limited liability company that was formed on November 16, 2010 pursuant to the laws of the state of Oregon and remains licensed but is currently inactive. Feeney Wireless IC-DISC, Inc. is an interest charge-domestic international sales corporation that was formed on December 30, 2013 pursuant to the laws of the state of Delaware.

RER, Feeney Wireless, LLC, Fifty B, LLC and Feeney Wireless IC-DISC, Inc., collectively, are referred to as the "Company" in these consolidated financial statements.

The Company develops and sells solutions for the integration of wireless communications into business processes. Its product portfolio includes private labeled cellular routers, in-house designed and assembled cellular routers, high-end wireless surveillance systems, modems, computers and software, along with associated hardware purchased from major industry suppliers. Its service portfolio includes consulting, systems integration and device management services. These products and services are sold to private and public entities throughout the United States and Canada.

Change in ownership: In 2014, the Company’s majority shareholder transferred 25 percent of their shares to a related party.

A summary of the Company’s accounting policies is as follows:

Principles of consolidation: The consolidated financial statements include the accounts of RER, Feeney Wireless, LLC, Fifty B, LLC and Feeney Wireless IC-DISC, Inc. All material intercompany balances and transactions have been eliminated in the consolidation.

Basis of presentation: The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and cash equivalents: For the purposes of the consolidated statement of cash flows, the Company considers cash equivalents to be cash and other temporary investments which are readily convertible to cash and with a maturity of three months or less at the time of acquisition. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company did not experience any losses in such accounts in the year ended December 31, 2014.

Accounts receivable: The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based upon the Company’s history of past write-offs, collections and current credit conditions. A receivable is considered past due if payments have not been received by the Company for 90 days. Shortly after that time, the Company will turn the account over for collection. Amounts are written off as uncollectible when the Company has exhausted all attempts at collection. The allowance for doubtful accounts was $52,637 at December 31, 2014. No interest is charged on past due accounts.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 1.	Nature of Operations and Summary of Accounting Policies (Continued)

Approximately 42 percent of the Company’s accounts receivable was from two customers at December 31, 2014, each of which individually made up greater than 10 percent of total accounts receivable at December 31, 2014. Approximately 10 percent of the Company’s total revenues came from one customer for the year ended December 31, 2014.

Inventory: Inventory consists of modems, computers, wireless components and assemblies. Inventory is held for sale, stated at the lower of cost or market and calculated based upon the historical cost method. The Company establishes an inventory allowance based upon excess and obsolete inventories. For the year ended December 31, 2014, approximately 35 percent of the Company’s total inventory purchases came from two vendors.

Property, equipment and depreciation: Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life. Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Major renewals and leasehold improvements are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period.

For long-lived assets other than goodwill, ASC 360-10, Property, Plant and Equipment-Impairment or Disposal of Long-Lived Assets, requires the evaluation for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets will be written down to the estimated fair value and such loss is recognized in income from continuing operations in the period in which the determination is made. No impairment of long-lived assets occurred during the year ended December 31, 2014.

Intangible assets and amortization: Intangible assets consist of various patents the Company has obtained for its wireless communication devices. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are amortized using the straight-line method over their estimated useful life of 17 years. The Company amortizes patent costs once a filing receipt is received from the Patent Office stating the patent serial number and filing date.

Changes in circumstances, such as a dramatic loss of market share or a significant decline in the Company’s viability, could result in actual useful lives of long-lived assets differing from initial estimates. In cases where the Company determines that the useful life of a long-lived asset should be revised, the net book value is amortized or depreciated over its revised remaining useful life.

Revenue recognition: Revenue from product sales is generally recognized upon the delivery of the product to the customer. Commission revenue is recognized upon activation of a customer on a wireless network. Consulting revenue is recognized when services are performed. The Company records deferred revenue for cash payments received from customers in advance of when all revenue recognition criteria are met.

For multiple element arrangements, total consideration received from customers is allocated to each element based on the relative selling price. This may include hardware and post contract support (“PCS”) such as extended warranties and product maintenance agreements. The accounting guidance establishes a hierarchy to determine the selling price to be used for allocating revenue to deliverables as

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 1.    Nature of Operations and Summary of Accounting Policies (Continued)

follows: (i) vendors specific objective evidence (“VSOE”), (ii) third party evidence (“TPE”), and (iii) best estimate of selling price (“BESP”). Because the Company has neither VSOE nor TPE, revenue is allocated based upon the Company’s BESP. The objective of BESP is to determine the price at which the Company would transact a sale of the product, or a service if sold on a stand-alone basis. BESP for product or services is determined considering multiple factors, including, but not limited to, historical pricing practices, current market trends, customer class and distribution channel, and gross margin objectives.

Amounts allocated to the delivered hardware are recognized at the time of the sale provided all other revenue recognition criteria have been met. Amounts allocated to other deliverables, generally PCS, are based upon BESP and are recognized in the period in which all revenue recognition criteria have been met, generally ratably over the term of the PCS agreement.

Advertising costs: The cost of advertising is expensed as incurred. Advertising expense for the year ended December 31, 2014 was $22,848. Advertising expense is included in sales and marketing expenses in the accompanying consolidated statement of income.

Shipping and handling: Shipping and handling fees billed to customers are recorded as sales revenue, while the related shipping and handling costs are included in the cost of revenue.

Research and development costs: Research and development costs are expensed as incurred.

Deferred revenue: The Company records revenue from the sales of extended warranties and product maintenance agreements as deferred revenue. Revenue from product maintenance agreements is recognized on a monthly basis over the term of each corresponding agreement. Deferred revenue is recorded as long-term when that the contract term exceeds one year from the date of the consolidated balance sheet.

The Company also records revenue from the sales of product warranties on certain products as deferred revenue. These products carry an initial manufacturer’s warranty and the Company sells an extended warranty to cover a period subsequent to the manufacturer’s warranty. The Company recognizes revenue on the sale of the extended warranty over the period covered by the contract. The Company does not expect future obligations under these warranties to exceed their sales price and, therefore, no additional liability in excess of the deferred revenue has been recorded. While the Company believes that the recorded amount is adequate, the ultimate liability may be in excess of, or less than, the liability currently reported. As new information becomes known, management will adjust deferred revenue as necessary and such adjustments will be included in the period in which the revisions are determined.

Warranty obligation: The Company evaluates historical warranty costs and revenue volumes together to anticipate future warranty costs. The Company generally provides a one year standard warranty on all products manufactured by the Company.

Customer deposits: Customer deposits represent advance payments from customers prior to the delivery of products, based upon sales contracts. Customer deposits are recognized in revenue upon the shipment of products.

Income taxes: Effective October 1, 2000, the Company elected to be treated as an S corporation for federal and state income tax purposes. Taxable income of the S corporation is included in the income tax returns of the S corporation's shareholders in accordance with the provisions of the Internal Revenue Code. As a result, the consolidated financial statements reflect no provision for income taxes.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 1.    Nature of Operations and Summary of Accounting Policies (Continued)

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is not subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2012 in jurisdictions where tax returns have been filed, as the statute of limitations has expired for those years.

Interest and penalties associated with unrecognized tax benefits are included within general and administrative expense in the consolidated statement of income.

Use of estimates: The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts; the recoverability of the carrying value of long-lived assets, including intangible assets; and the relative selling prices of arrangements with multiple deliverables. Actual results could differ from those estimates.

Recent accounting pronouncements: In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes existing revenue recognition standards including most industry-specific revenue recognition guidance. The standard is effective for annual periods beginning after December 31, 2016. Early adoption is not permitted. The Company is currently evaluating the potential impact of ASU 2014-09 on its consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the accounting concept of extraordinary items for periods beginning after December 15, 2015. The Company does not anticipate the adoption of ASU 2015-01 to have a material impact on its consolidated financial statements.

Note 2.     Inventory

Inventory consisted of the following at December 31, 2014:

Raw materials	$3,186,133
Finished goods	66,643
Allowance for obsolete inventory	(99,570)
$3,153,206

Note 3.     Property and Equipment

Property and equipment consisted of the following at December 31, 2014:

Furniture and fixtures	$837,996
Autos and trucks	48,980
Software	85,756
Leasehold improvements	123,036
Accumulated depreciation	(561,333)
$534,435

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 3.     Property and Equipment (Continued)

Depreciation expense for the year ended December 31, 2014 was $193,464. At December 31, 2014, total property and equipment held under capital leases amounted to $391,313 with accumulated depreciation of $65,627.

Note 4.     Intangible Assets

Intangible assets consisted of the following at December 31, 2014:

Patents	$102,709
Accumulated amortization	(16,100)
$86,609

Amortization expense for the year ended December 31, 2014 was $5,888. Amortization expense for the years ending after 2014 is expected to be as follows: 2015, $5,965; 2016, $5,965; 2017, $5,965; 2018, $5,965; 2019, $5,965; thereafter, $56,784. The weighted-average remaining useful life of the patents was approximately 15 years at December 31, 2014.

Note 5.    Lines of Credit

On November 23, 2011, the Company entered into a revolving line of credit with U.S. Bank, N.A. The maximum indebtedness permitted under this agreement is $2,000,000, subject to monthly borrowing base calculations based upon levels of accounts receivable and inventory. Subsequent to December 31, 2014, the Company increased the maximum borrowing under this line to $3,000,000. Borrowings under this line of credit bear interest at a variable rate based upon the prime rate plus 0.5 percent, per annum, payable monthly with a minimum interest rate of 4 percent (effective interest rate of 4 percent for the year ended December 31, 2014). The line of credit expired May 31, 2015. The line is secured by the assets of the Company and is guaranteed by a shareholder. The amount outstanding on this line of credit was $158,442 at December 31, 2014.

Note 6.    Long-Term Debt

Long-term debt consisted of the following at December 31, 2014:

Note payable to U.S. Bank, N.A., with principal payments of $8,333 per month, plus interest at 4.00 percent, due April 2015. The loan is secured by assets of the Company.	$33,333
Less current portion	(33,333)
Long-term portion	$—

Note 7.    Leases

The Company leases property from various unrelated third parties for its office space and warehouses. The operating leases contain expiration dates through January 2018 with terms calling for monthly lease payments. Substantially all of the executory costs are paid by the lessee.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 7.        Leases (Continued)

The amounts charged to rent expense for the year ended December 31, 2014 totaled $299,090. Future minimum payments required under the non-cancelable, long-term operating leases were as follows at December 31, 2014:

Years Ending December 31,
2015	$218,500
2016	222,600
2017	229,800
2018	19,200
$690,100

During 2012, the Company acquired $39,081 of equipment under a capital lease that expires in August 2017. Minimum payments under the lease are $2,283 per quarter with an effective interest rate of 6.25 percent.

During 2012, the Company acquired $19,641 of equipment under a capital lease that expires in September 2017. Minimum payments under the lease are $1,140 per quarter with an effective interest rate of 5.99 percent.

During 2014, the Company acquired $40,875 of equipment under a capital lease that expires in February 2017. Minimum payments under the lease are $3,675 per quarter with an effective interest rate of 5.99 percent.

During 2014, the Company acquired $184,860 of equipment under a capital lease that expires in September 2019. Minimum payments under the lease are $10,123 per quarter with an effective interest rate of 3.81 percent.

During 2014, the Company acquired $20,000 of equipment under a capital lease that expires in December 2019. Minimum payments under the lease are $1,149 per quarter with an effective interest rate of 5.61 percent.

During 2014, the Company acquired $91,962 of licenses under a capital lease that expires in October 2015. Minimum payments under the lease are $24,491 per quarter with an effective interest rate of 14.11 percent.

During 2014, the Company acquired $84,089 of equipment under a capital lease that expires in October 2017. Minimum payments under the lease are $7,616 per quarter with an effective interest rate of 6.50 percent.

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 7.        Leases (Continued)

The maturity of capital lease obligations were as follows at December 31, 2014:

Years Ending December 31,	Gross Lease Payment	Less Amount Representing Interest	Principal Portion
2015	$188,573	$20,058	$168,515
2016	103,943	9,706	94,237
2017	83,091	4,780	78,311
2018	45,088	2,156	42,932
2019	30,825	472	30,353
Total	451,520	37,172	414,348
Less current portion			(168,515)
Long-term portion			$245,833

Note 8.    Distribution Declared

During 2014, the Company declared a distribution of $50,612 to the shareholders of record on December 31, 2014, which was paid in May 2015. There were no stated terms or interest. The shareholders consist of the chairman and the chief executive officer, who owned 100 percent of the shares outstanding at December 31, 2014.

Note 9.    Retirement Plan

The Company sponsors a 401(k) Salary Deferral Plan covering substantially all employees. In 2010, the Company adopted a plan which allows for a discretionary match and a mandatory contribution of 3 percent of compensation for all eligible employees. In 2012, the Company amended the plan to no longer require a mandatory contribution of 3 percent. The discretionary match contribution vests over five years, beginning in year two of eligibility. As of December 31, 2014, the Company recorded a discretionary match contribution and balance due to the plan of $95,000, which was paid in March 2015.

Note 10.    Accrued Liabilities
Accrued liabilities consisted of the following at December 31, 2014:

Accrued vacation	$299,212
Accrued payroll	247,766
Accrued 401(k) discretionary match	95,000
Other accrued liabilities	89,563
$731,541

R.E.R. Enterprises, Inc. DBA Feeney Wireless
Notes to Consolidated Financial Statements

Note 11.     Subsequent Event

The Company has evaluated subsequent events through June 3, 2015, which is the date the consolidated financial statements were available to be issued.

On March 27, 2015, the Company entered into an agreement and plan of merger (the "Agreement") with Novatel Wireless, Inc. ("Novatel") pursuant to which the Company and its wholly owned subsidiaries were acquired by Novatel. The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of the Company and Novatel.

Total consideration paid by Novatel was approximately $24.8 million, consisting of cash payments at closing of approximately $9.3 million, $1.5 million of which was placed into an escrow fund to serve as partial security for the indemnification obligations of the Company and its former shareholders, Novatel’s assumption of $0.5 million in certain transaction-related expenses incurred by the Company, and the future issuance of shares of Novatel’s common stock valued at $15.0 million to be issued in March 2016.